Exhibit (4)(d)

PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT

THIS SUBSCRIPTION AGREEMENT is made as of the 8th day of August, 2006.

BETWEEN:

TANZANIAN ROYALTY EXPLORATION CORPORATION, of Suite 1400, 355 Burrard Street, Vancouver, British Columbia, V6C 2G8

(the “Issuer”)

OF THE FIRST PART

AND:

JAMES E. SINCLAIR, of 99 Amenia Union Road, Sharon, Connecticut, U.S.A., 06069 Telephone: (860) 364-1830 E-mail: jes108@aol.com

(the “Purchaser”)

OF THE SECOND PART

WHEREAS:

A. The Issuer’s common shares are listed on The Toronto Stock Exchange and the American Stock Exchange (collectively, the “Exchanges”) and the Issuer is subject to the regulatory jurisdiction of the Exchanges and each of the British Columbia, Alberta and Ontario Securities Commissions (collectively, the “Commissions”);

B. The Purchaser presently holds 3,062,674 common shares of the Issuer.

1.	SUBSCRIPTION

1.1 The Purchaser hereby subscribes for and agrees to purchase from the Issuer an aggregate of $3,000,000 worth of common shares (in Canadian funds) in the capital of the Issuer (the “Shares”) in eight (8) separate quarterly tranches (each a “Closing”); the Closing of each tranche to occur on the date specified in Section 3 hereof (each a “Closing Date”). The price to be paid by the Purchaser per Share on each Closing Date shall be equal to the five day weighted average trading price of the Issuer’s common shares for the last five consecutive trading days of each quarterly period immediately preceding such Closing Date. For purposes hereof, the initial quarterly period shall commence February 1, 2007.

1.2 This is a subscription only and will not become an agreement between the Issuer and the Purchaser, until this subscription is accepted by the Issuer upon its signing this subscription in the space below. A reference to this “Subscription Agreement” or this “Agreement” in this subscription refers to this subscription and the agreement formed on acceptance by the Issuer. The Purchaser waives the necessity for the Issuer to communicate acceptance of this subscription and acknowledges that this subscription will become a binding agreement on acceptance by the Issuer.

1.3 The Purchaser shall pay for the Shares upon each Closing Date in accordance with the provisions of Section 3.4 below, or shall make payment in such other manner as is acceptable to the Issuer, failing which the Issuer shall have the right to rescind this Subscription Agreement, in addition to any other legal rights it may have.

2.	ACKNOWLEDGMENTS, REPRESENTATIONS AND WARRANTIES

2.1 The Purchaser acknowledges, represents and warrants, as at the date hereof and as at each Closing Date, that:

(a)	no prospectus has been filed by the Issuer with the Commissions in connection with the issuance of the Shares, the issuance is exempted from the prospectus requirements of the Securities Acts of Alberta, British Columbia and Ontario and the respective rules and regulations thereto (hereinafter collectively referred to as the “Applicable Securities Laws”), and that:

(i) the Purchaser is restricted from using most of the civil remedies available under the Applicable Securities Laws;

(ii) the Purchaser may not receive information that would otherwise be required to be provided to the Purchaser under the Applicable Securities Laws; and

(iii) the Issuer is relieved from certain obligations that would otherwise apply under the Applicable Securities Laws;

(b)	the Purchaser is purchasing the Shares as principal for his own account and not for the benefit of any other person and not with a view to the resale or distribution of all or any of the Shares;

(c)	the Purchaser is a director, senior officer or control person of the Issuer, or of an affiliate of the Issuer and is an “accredited investor” as that term is defined in Rule 505 of Regulation D of the United States Securities Act of 1933, as amended;

(d)	the representations, warranties and statements of fact made by the Purchaser herein are true and correct as of the date hereof and will be true on each Closing Date;

(e)	the Shares were not offered to the Purchaser through an advertisement in printed media of general and regular paid circulation, radio or television;

(f)	the offer made by this subscription is irrevocable and requires acceptance by the Issuer and the approval of the Exchanges;

(g)	the Shares (sometimes hereinafter referred to as the “Securities”) have not been, and will not be, registered under the United States Securities Act of 1933, as amended. Accordingly, any offer or sales in the United States or to such nationals or residents thereof must be pursuant to the registration requirements of the Securities Act of 1933, as amended, or an exemption therefrom. The Issuer does not make any representation with respect to, nor has it assumed any responsibility for, the registration of the Securities or the availability of any such exemption; and the Issuer does not make any representation as to when, if at any time, the Securities may be resold in the United States or to such nationals or residents thereof;

(h)	this subscription has not been solicited in any manner contrary to Applicable Securities Laws or the United States Securities Act of 1933, as amended;

(i)	no person has made to the Purchaser any written or oral representation:

(i) that any person will resell or repurchase any of the Securities;

(ii) that any person will refund the purchase price of any of the Securities; or

(iii) as to the future price or value of any of the Securities;

(j)	the Purchaser is not a “control person” of the Issuer as defined in the Applicable Securities Laws and will not become a “control person” by virtue of the purchase of the Securities and does not intend to act in concert with any other person to form a control group;

(k)	the Purchaser has no knowledge of a “material fact” or “material change” (as those terms are defined in the Applicable Securities Laws) in the affairs of the Issuer that has not been generally disclosed to the public, save knowledge of this particular transaction;

(l)	the purchase of the Securities has been privately negotiated and arranged and the Purchaser has been invited and afforded the opportunity to conduct a review of all of the Issuer’s affairs and records in order that the Purchaser may be properly and fully aware of all of the facts relevant to the Issuer’s affairs;

(m)		the Purchaser has sought and obtained independent legal advice regarding the purchase and re-sale of the Securities under the Applicable Securities Laws;

(n)		unless the Purchaser is otherwise exempted under the Applicable Securities Laws, the Securities must be unconditionally held for a period of four (4) months from the applicable Closing Date upon which the Securities are issued, except as may be otherwise permitted by the Applicable Securities Laws and the Securities will be subject to resale restrictions pursuant to Rule

	144	promulgated under the United States Securities Act of 1933;

(o)		resale of the Securities will be subject to additional resale restrictions beyond the hold periods described immediately above if:

(i) the Purchaser is an insider of the Issuer, other than a director or officer, and has not filed all insider trading reports or personal information forms required to be filed under the Applicable Securities Laws;

(ii) the Purchaser is a director or officer of the Issuer and has not filed all insider trading reports or personal information forms required to be filed under the Applicable Securities Laws or the Issuer has not filed all records required to be filed under Part 12 (continuous disclosure) of the Applicable Securities Laws;

(iii) the Purchaser is, or subsequently becomes, a control person within the meaning of the Applicable Securities Laws;

(iv) any unusual effort is made to prepare the market or create a demand for the securities; or

(v) an extraordinary commission or consideration is paid in respect of the trade;

(p)		the certificates representing the Securities will contain a legend or legends denoting restrictions on transfer as referred to herein and, where applicable, the resale restrictions under Rule 144 of the United States Securities Act of 1933;

(q)		the Purchaser has the legal capacity and competence to enter into and to execute and deliver this Subscription Agreement and to take all actions required pursuant hereto;

(r)		the entering into of this Subscription Agreement and the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to the Purchaser or of any agreement, written or oral, to which the Purchaser may be a party or by which the Purchaser is or may be bound; and

(s)	this Subscription Agreement has been duly executed and delivered by the Purchaser and constitutes a valid obligation of the Purchaser legally binding upon the Purchaser and enforceable against the Purchaser in accordance with its terms.

2.2 The representations, warranties, covenants and acknowledgments of the Purchaser contained in this Subscription Agreement are made by the Purchaser with the intent that they may be relied upon by the Issuer in determining the Purchaser’s eligibility to purchase the Shares hereunder and the Purchaser hereby agrees to indemnify the Issuer against all losses, claims, costs, expenses and damages or liabilities which it may suffer or incur, caused or arising from its reliance thereon and the Purchaser further agrees that by accepting the Shares, the Purchaser shall be representing and warranting that such representations, warranties, covenants and acknowledgments are true as at the Closing Date with the same force and effect as if they had been made by the Purchaser at the Closing Date and that they shall survive the purchase by the Purchaser of the Securities and shall continue in full force and effect notwithstanding any subsequent disposition by the Purchaser of the Securities.

2.3 The Issuer represents and warrants as at the date hereof and as at each Closing Date, that:

(a)	the Issuer and its subsidiaries, if any, are valid and subsisting corporations duly incorporated and in good standing under the laws of the jurisdiction of their incorporation;

(b)	the Issuer will reserve or set aside sufficient shares in the treasury of the Issuer to issue the Securities;

(c)	the Issuer is a “reporting issuer” as defined under the Applicable Securities Laws, and is not on the list of defaulting issuers maintained by the Commissions;

(d)	the Issuer will on each Closing Date, be a “qualifying issuer”, as that term is defined under Multilateral Instrument 45-106, and will, prior to the first Closing Date have filed a current Annual Information Form with the Commissions;

(e)	the Issuer shall use its best efforts to diligently seek and obtain the acceptance for filing of this Subscription Agreement by the Exchanges and will make all filings necessary to obtain the exemptions from registration and prospectus requirements available under the Applicable Securities Laws respectively in respect of the transaction contemplated hereby;

(f)	the issuance and sale of the Securities by the Issuer does not and will not conflict with and does not and will not result in a breach of any of the terms, conditions or provisions of its constating documents or any agreement or instrument to which the Issuer is a party;

(g)	this Subscription Agreement has been duly authorized by all necessary corporate action on the part of the Issuer and constitutes a valid obligation of the Issuer legally binding upon it and enforceable in accordance with its terms.

3.	CLOSINGS

3.1 The parties acknowledge and agree that each Closing shall be subject to the prior receipt of the approval of the Exchanges.

3.2 Each Closing shall take place on or before the third business day following the date on which Exchange approvals to such Closing is received by the Issuer.

3.3 The Issuer agrees that on or before the fifth business day of each quarterly period in which a Closing is to occur pursuant to this Subscription Agreement, it will:

(a)	calculate the five day weighted average trading price of the Issuer’s common shares for the last five consecutive trading days of the immediately preceding quarterly period;

(b)	issue a news release announcing the particulars of such Closing; and

(c)	submit an application to the Exchanges requesting approval to such Closing.

3.4	On each Closing Date the Purchaser shall deliver to the Issuer:

	(a)	a cheque in the aggregate amount of $375,000 (or shall wire transfer such amounts into an account designated by the Issuer); and

	(b)	a certificate of the Purchaser confirming that the acknowledgments, representations and warranties of the Purchaser contained in Section 2.1 hereof continue to be true as of the applicable Closing Date.

3.5	On each Closing Date, The Issuer shall deliver to the Purchaser:

(a) a certificate representing that number of Shares for the Closing calculated in accordance with the provisions of Section 1.1 herein (registered in the name of the Purchaser or the Purchaser’s nominee); and

(b)	a certificate of a senior officer of the Issuer confirming that the representations and warranties of the Issuer contained in Section 2.3 hereof continue to be true as of the applicable Closing Date.

3.6 The acknowledgments, representations and warranties of the Purchaser and the Issuer herein shall survive the Closing Date.

4.	HOLD PERIODS

4.1 The Purchaser acknowledges that the Shares may not be traded in British Columbia, Alberta or Ontario for a period of four months from the Closing Date upon which the Shares are issued, except as may be otherwise permitted by the Applicable Securities Laws. The certificates representing the Securities will contain a legend denoting the restrictions on transfer imposed by the Applicable Securities Laws and the Exchanges, and where applicable, Rule 144 of the United States Securities Act of 1933. The Purchaser agrees to sell, assign or transfer the Shares only in accordance with the requirements of the Applicable Securities Laws and the Exchanges.

5.	MISCELLANEOUS

5.1 Upon acceptance of the subscription contained herein by the Issuer, this Subscription Agreement shall constitute a valid and binding agreement between the parties, subject only to the approval thereof by the Exchanges.

5.2 The parties to this Subscription Agreement will execute and deliver all such further and other deeds, documents and assurances, and will perform all such further and other acts as may, in the opinion of counsel for the Issuer, be necessary for the purposes of giving effect to or perfecting the transaction contemplated by this Subscription Agreement.

5.3 This Subscription Agreement constitutes the entire agreement between the parties and there are no representations, warranties or collateral agreements, express or implied, other than as expressly set forth herein.

5.4 The parties to this Subscription Agreement may amend this Subscription Agreement only in writing.

5.5 Time is of the essence of this Subscription Agreement and will be calculated in accordance with the provisions of the Interpretation Act (British Columbia).

5.6 This Subscription Agreement will be governed by and construed in accordance with the laws of British Columbia and the parties hereby irrevocably attorn to the jurisdiction of the Courts of such Province.

5.7 A party to this Subscription Agreement will give all notices to or other written communications with the other party to this Subscription Agreement concerning this Subscription Agreement by hand or by registered mail addressed to the address given above.

5.8 This Subscription Agreement shall enure to the benefit of and is binding upon the parties to this Subscription Agreement and their successors and permitted assigns.

IN WITNESS WHEREOF the parties have executed and delivered this Subscription Agreement as of and from the date first above written.

Purchaser:

JAMES E. SINCLAIR
signed	“James Sinclair”
Witness	Signature
99 Amenia Union Road
Sharon, Connecticut, USA 06069
Address

ACCEPTED BY the Issuer as of and from the date first above written.

TANZANIAN ROYALTY EXPLORATION CORPORATION

By:	“Victoria M. Luis”
Authorized Signatory